EXHIBIT 99.1

PRESS RELEASE

For Immediate Release on April 6, 2007

Contact: William L. Hedgepeth, II at (910) 485-5855

JOHN Q. SHAW, JR. TO RETIRE AS CHIEF EXECUTIVE OFFICER OF

NEW CENTURY BANCORP, INC. AND NEW CENTURY BANK

Dunn, North Carolina. New Century Bancorp, Inc. (Nasdaq: “NCBC”) at a special meeting of the Board of Directors of New Century Bancorp, Inc., John Q. Shaw, Jr. Chief Executive Officer announced to the Board his intention to retire as Chief Executive Officer of the Company and its wholly-owned subsidiary, New Century Bank, effective the close of business on April 6, 2007. Mr. Shaw, a founder of the Bank, has served in this capacity since the Bank’s organization in 2000. Under his leadership the Bank grew in assets to approximately $550 million in assets with 11 offices in communities in eastern North Carolina as of December 31, 2006.

C. L. “Bozie” Tart, Chairman of the Board of Directors of the Company, stated on behalf of the Board their heart felt appreciation for Mr. Shaw’s leadership and dedication over the past seven years. “John brought us from a conceptual idea to the consummation of a significant community banking institution in North Carolina. Our market capitalization and growth are true testaments to his leadership and vision. We will be forever grateful to him and wish him well as he spends more time with his family and grandchildren.”

At the same meeting, the Board of Directors named William L. Hedgepeth, II, Chief Executive Officer effective upon Mr. Shaw’s retirement. Mr. Hedgepeth currently serves as President and Chief Operating Officer of the Company as well as President of its two subsidiary banks, New Century Bank, Dunn, North Carolina and New Century Bank South, Fayetteville, North Carolina. “I am deeply honored by the confidence the Board has placed in me to take the reins of the Company. John Shaw is one of the most well respected community bankers in North Carolina. I take it as a great honor and personal challenge to build on the past and to bring the Company to even greater heights. With the help of our fine staff and supportive directors, we look forward to continuing our history of outstanding banking service to our communities.”

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in New Century Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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